Exhibit 99.28

CONSOLIDATING ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)(b)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(IN THOUSANDS)

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Net income	$114,589	$25,498	$140,087	$90,550	$12,197	$102,747
Adjusted for:
Depreciation and amortization of property and equipment	199,829	19,010	218,839	204,173	13,925	218,098
Amortization of intangibles	16,925	—	16,925	18,258	—	18,258
Interest expense	118,091	3,958	122,049	145,973	4,008	149,981
Derivative interest expense	5,101	—	5,101	15,057	—	15,057
Interest income	(2,098)	(58)	(2,156)	(1,900)	(97)	(1,997)
Income tax expense	61,060	554	61,614	58,282	210	58,492

EBITDA	$513,497	$48,962	$562,459	$530,393	$30,243	$560,636

Non-cash impairments (c)	3,387	—	3,387	—	—	—
Non-cash equity compensation (d)	4,645	245	4,890	6,785	216	7,001
Loss on debt extinguishment (e)	22,219	—	22,219	—	—	—
Non-cash impairments of non-operating assets (f)	5,979	—	5,979	—	—	—

Adjusted EBITDA	$549,727	$49,207	$598,934	$537,178	$30,459	$567,637

(a)	We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization for the years ended December 31, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	For the year ended December 31, 2012, we incurred $3.4 million in pre-tax impairment charges comprised of a $2.3 million impairment charge for a deposit related to certain fuel technology equipment and a related asset as the supplier ceased operations and a $1.1 million impairment of real property.
(d)	Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes
(e)	On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. On March 6, 2012, the Company entered into the Amended and Restated Credit Agreement (the “2012 Agreement”), which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.
(f)	Swift Power Services, LLC (“SPS”), an entity in which we own a minority interest, failed to make its first scheduled principal payment and quarterly interest payment to us on December 31, 2012 due to a decline in its financial performance resulting from a legal dispute with the former owners and its primary customer. This caused us to evaluate the secured promissory note due from SPS for impairment, which resulted in a $6.0 million pre-tax adjustment that was recorded in Impairments of non-operational assets in the fourth quarter of 2012.